As filed with the Securities and Exchange Commission on April 11, 1997
                                                    Registration No. 333-21425

==============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ______________

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ______________

                                  ADT Limited
            (Exact name of registrant as specified in its charter)

          Bermuda                                       Not Applicable
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                       Identification No.)

                                  Cedar House
                                41 Cedar Avenue
                            Hamilton HM12, Bermuda*
                                (441) 295-2244
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ______________

                             Stephen J. Ruzika
                               c/o ADT, Inc.
                           1750 Clint Moore Road
                           Boca Raton, FL 33431
                              (561) 988-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

*ADT Limited maintains its registered and principal executive offices at Cedar House, 41 Cedar Avenue, Hamilton HM12 Bermuda. The executive offices of the subsidiary which supervises ADT Limited's subsidiaries' activities in North America are located at 1750 Clint Moore Road, Boca Raton, Florida 33431. The telephone number there is (561) 988-3600.

                              ______________

                                Copies to:
                         J.J. McCarthy, Jr., Esq.
                           Davis Polk & Wardwell
                           450 Lexington Avenue
                         New York, New York 10017

                              ______________

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                              ______________

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

==============================================================================




Subject to Completion
Prospectus dated April 11, 1997

                             15,086,698 Shares

                                ADT Limited

                               Common Shares
                        of $.10 nominal value each


      This Prospectus relates to the public offering of common shares of $.10 nominal value each (the "Shares" or the "Common Shares") of ADT Limited, a Bermuda company limited by shares ("ADT" or the "Company"), offered from time to time by one or both of the Selling Shareholders named herein (each, a "Selling Shareholder" and together, the "Selling Shareholders") for their own respective benefits. The Shares to which this Prospectus relates have been issued in private placements or issued upon the exercise of a warrant (the "Warrant") to purchase Shares that was issued in a private placement. None of the Shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

      The Shares may be sold from time to time by the Selling Shareholders, directly or through brokers, dealers or agents designated from time to time. If necessary, a supplemental Prospectus will describe the method of sale in greater detail. The Company will not receive any of the proceeds from the sale of the Shares offered hereby. See "Use of Proceeds" and "Plan of Distribution."

      All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by a Selling Shareholder will be borne by such Selling Shareholder.

      The Common Shares are listed on the New York Stock Exchange under the symbol ADT.

      See "Risk Factors" on pages 4 to 6 for a description of certain factors that should be considered by purchasers of the Shares offered hereby.

      The Selling Shareholders, agents, brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting compensation under the Securities Act. See "Plan of Distribution."

                              ______________


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                              ______________


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE






                The date of this Prospectus is April ___, 1997.

      No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any Selling Shareholder. This Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made thereunder shall, under any circumstances, create any implication that the information therein is correct as of any time subsequent to the date thereof.

                                ______________


                       ENFORCEMENT OF CIVIL LIABILITIES

      ADT is organized in Bermuda and certain of its directors, officers and controlling persons, certain of the experts named herein and one of the Selling Shareholders named herein are resident outside the United States. All or a substantial portion of the assets of such persons are located outside the United States. Consequently, it may not be possible to effect service of process on such persons within the United States or to enforce, in U.S. courts, judgments against such persons obtained in U.S. courts and predicated upon the civil liability provisions of the U.S. federal securities laws. Furthermore, since all directly owned assets of ADT are outside the United States any judgment against ADT may not be collectable within the United States. ADT has been advised by its legal counsel in Bermuda, Appleby, Spurling & Kempe, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated upon U.S. federal securities laws. Such counsel has also advised ADT that the Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters, subject to certain conditions and exceptions.


                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Available Information.................................................     2


Incorporation of Certain Information by Reference.....................     3

The Company...........................................................     4

Risk Factors..........................................................     4

Recent Developments...................................................     6

Selling Shareholders....................................................  10

Use of Proceeds.........................................................  11


Plan of Distribution....................................................  11

Experts.................................................................  12

Legal Matters...........................................................  12


                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Common Shares are listed on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). In addition, reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This Prospectus constitutes a part of the Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act. This Prospectus omits certain of the information set forth in such Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents, which have been filed with the Commission, are hereby incorporated by reference:

      1. Annual Report on Form 10-K of the Company for the year ended December 31, 1996;

      2.    Current Report on Form 8-K of the Company filed on March 24, 1997;

      3. Joint Proxy Statement/Prospectus (as amended, the "Tyco Proxy Statement") on Form S-4 (Registration No. 333-24363);

      4. Proxy Statement (as amended, the "Western Proxy Statement") with respect to the shareholders meeting requisitioned by Western Resources, Inc. ("Western") filed on Schedule 14A; and

      5. the Company's current Registration Statement on Form 8-A with respect to registration of Common Shares under Section 12(b) of the Exchange Act.

      All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering of the Shares offered hereby, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statements so modified or superseded shall be deemed to constitute a part of this Prospectus, except as so modified or superseded.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents should be directed to ADT, Inc., 1750 Clint Moore Road, Boca Raton, Florida 33431, Attention: Mr. Stephen J. Ruzika (telephone (561) 988-3600).


                                  THE COMPANY

      The Company is engaged in two service businesses, electronic security services in North America and Europe and vehicle auction and related services in the United States. ADT sells, installs, monitors and maintains electronic security devices in customers' businesses or residences that provide detection of events, such as intrusion or fire, and surveillance and control of access. ADT believes that it is the largest provider of electronic security services in North America and the United Kingdom. ADT also operates a network of large modern vehicle auction centers in the United States providing a comprehensive range of vehicle redistribution services, including the collection and transportation of a seller's vehicles to an auction center, reconditioning the vehicles to retail standards, matching the vehicles with an appropriate auction market and delivering the vehicles to the buyer. ADT auction centers provide an organized and efficient means for the wholesale vehicle marketplace to sell and purchase used vehicles. The Company is the second largest provider of vehicle auction services in the United States.

      The Company was organized in Bermuda in September 1984 under the name Hawley Group Limited and maintains its registered and principal executive offices at Cedar House, 41 Cedar Avenue, Hamilton HM12 Bermuda. The executive offices of the subsidiary which supervises ADT's subsidiaries' activities in North America are located at 1750 Clint Moore Road, Boca Raton, Florida 33431. The telephone number there is (561) 988-3600.


                                 RISK FACTORS

      In addition to reviewing the documents incorporated herein by reference and the other information in this Prospectus, prospective purchasers of the Shares offered hereby should consider carefully the following factors in evaluating the Company and its business before purchasing the Shares offered hereby.

Pending Acquisition; Possible Future Acquisitions

      ADT is currently party to a merger agreement with Tyco International Ltd. ("Tyco"). See "Recent Developments--Pending Acquisition." ADT is also currently the subject of a hostile tender offer by Western, which owns approximately 24.4% of ADT's common shares outstanding as of March 24, 1997. See "Recent Developments--Exchange Offer." No assurances can be given that any pending or other transaction will be consummated or as to the financial or operating effect of any such transaction on ADT or on the market value of the Common Shares. Acquisitions, by their nature, involve risks including, among others, difficulties in integrating the acquired operations and possible negative effects of diverting management resources.

Vigorous Competition

      The electronic security services business in North America is highly competitive and highly fragmented and new competitors are continually entering the field. ADT may encounter competition from future market entrants. In addition, certain of ADT's competitors have, and new competitors may have, greater financial resources than ADT.

      The vehicle auction services division faces competition in the United States from two other significant auction chains and a number of independently owned local auctions.

Effect of Preferred Stock and Anti-Takeover Measures

      Certain provisions of the Company's Memorandum of Association and Bye-Laws (the "ADT Bye-Laws") and of Bermuda law could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

      The authorized capital of the Company includes 125 million preference shares (the "First Preference Shares"). The board of directors of ADT, in its sole discretion, may designate and issue one or more series of First Preference Shares from the authorized and unissued First Preference Shares. Subject to limitations imposed by law or ADT's Memorandum of Association and Bye-Laws, the board of directors of the Company is empowered to determine the designation of, and the number of shares constituting, each series of First Preference Shares; the dividend rate for each series; the terms and conditions of any voting and conversion rights for each series; the amounts payable on each series upon redemption or ADT's liquidation, dissolution or winding-up; the provisions of any sinking fund for the redemption or purchase of any series; and the preferences and the relative rights among the series of First Preference Shares. At the discretion of the board of directors of ADT, and subject to its fiduciary duties, the First Preference Shares could be used to deter any takeover attempt, by tender offer or otherwise. In addition, First Preference Shares could be issued with voting and conversion rights which could adversely affect the voting power of holders of Common Shares. The issuance of First Preference Shares could also result in a series of securities outstanding that would have preferences over the Common Shares with respect to dividends and in liquidation.

      The board of directors of ADT has adopted a shareholders rights plan, which permits shareholders, in certain circumstances, to purchase Series A First Preference Shares of ADT. See "Recent Developments--Shareholders Rights Plan."

      The ADT Bye-Laws apply the provisions of the United Kingdom City Code on Take-Overs and Mergers (the "City Code") to the Company, together with the United Kingdom Rules Governing Substantial Acquisitions of Shares (the "U.K. Rules"). The U.K. Rules regulate increases in interests in the share capital of ADT representing between 15% and 29.9% of voting rights. ADT's board of directors may by notice require compliance with the U.K. Rules in relation to acquisitions of shares carrying voting rights.

      The ADT Bye-Laws also provide that the board of directors may by notice require a person who is or becomes interested in shares of the Company in circumstances in which he would be obliged to make or extend an offer or offers to shareholders or holders of convertible securities under the City Code to pursue the offer as provided under the City Code and to conduct himself before, during and after the lapse of an offer in a manner that would be required by the City Code. The board of directors may require that offers be made to holders of convertible securities and holders of subscription rights on comparable terms to those offered to holders of Common Shares.
If a person has acquired 30% or more of the Common Shares, the board of directors may require such person to make an offer to purchase all shares of every class of ADT's share capital in cash pursuant to terms set forth in the ADT Bye-Laws.


                              RECENT DEVELOPMENTS

Pending Acquisition

      On March 17, 1997, ADT entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among ADT, Limited Apache, Inc., a wholly-owned subsidiary of ADT ("Apache"), and Tyco. The Merger Agreement provides for the merger of Apache with and into Tyco (the "Merger"), with Tyco surviving the Merger as a wholly-owned subsidiary of ADT. The Merger Agreement provides that each share of Tyco common stock, par value $.50 per share, outstanding immediately prior to the effective time of the Merger (other than treasury stock and any shares owned by ADT or any direct or indirect wholly-owned subsidiary of ADT) will be converted into the right to receive one fully paid and non-assessable common share in the surviving corporation. A reverse stock split effective at the time of the Merger will result in each Common Share outstanding at the effective time of the Merger being converted into 0.48133 of a share of the combined company. Based on the closing price of Tyco common stock on the last trading day prior to the announcement of the Merger, holders of Common Shares would receive stock in the combined company having a value of $29 per share. Based on the closing price of Tyco common stock on April 10, 1997, holders of Common Shares would receive stock in the combined company having a value of $58.25 per share.

      The Merger is subject to approval by the shareholders of Tyco and to the approval of certain related matters by the shareholders of ADT. Consummation of the Merger is subject to, among other things, the receipt of an opinion of Coopers & Lybrand L.L.P. and Coopers & Lybrand that the Merger will be accounted for as a pooling of interests.

      Additional information concerning the Merger is contained in the Tyco Proxy Statement, which is incorporated herein by reference.

Exchange Offer

      At the time that ADT entered into the Merger Agreement, ADT was the subject of a hostile exchange offer by Western (the "Western Offer") for all of the outstanding Common Shares not already owned by Western and its affiliates. The Western Offer was announced on December 18, 1996. On March 3, 1997, ADT filed with the Commission a Schedule 14D-9 stating that the ADT board had determined that the Western Offer was inadequate and recommending that ADT shareholders not accept the Western Offer or vote for certain shareholder proposals made by Western.

      On December 18, 1996, Western notified ADT of its intention to file with the Commission a preliminary prospectus relating to the Western Offer. On December 18, 1996, Western filed a notice with ADT to requisition a special general meeting of ADT's shareholders to consider proposals to remove the current members of the ADT board of directors, reduce the size of ADT's board to two and elect two officers of Western as directors (the "Western Proposals"). Western has stated that the purpose of the Western Proposals is to facilitate consummation of the Western Offer. Western has stated that its directors, if elected, intend to eliminate the protections for shareholders contained in the ADT Bye-Laws and ADT's Rights Agreement dated as of November 6, 1996, as amended (the "ADT Shareholders Rights Plan"). The ADT board believes that Western's attempt to complete an acquisition of the Company in this manner is not in the best interests of ADT shareholders. On January 6, 1997, the ADT board met to consider the Western Offer and the Western Proposals and set the date for ADT's special general meeting of shareholders to consider the Western Proposals as July 8, 1997.

      On March 2, 1997, the ADT board met with its legal and financial advisors and concluded that the Western Offer as of that date was inadequate.

      On March 3, 1997, Western issued a press release (the "March 3rd Press Release") in which it announced an intention to change the mix of consideration payable pursuant to the Western Offer, but without changing the maximum value of such consideration. Prior to the March 3rd Press Release, Western, in its preliminary prospectus, had stated that it intended to commence the Western Offer, upon the terms and subject to the conditions set forth in the Western Registration Statement on Form S-4 and in a related Letter of Transmittal, to exchange $7.50 net in cash and a number of shares of Western common stock valued at a maximum of $15 (depending on a pricing formula) for each of the Common Shares validly tendered in the Western Offer. In the March 3rd Press Release, Western announced that it intended to amend the Western Offer to increase the cash portion of its offer to $10.00 per Common Share and to decrease the number of shares of Western common stock so that the maximum value of the shares of Western common stock exchangeable for each Common Share would be $12.50. The March 3rd Press Release stated that based on the closing price of Western's common stock on February 28, 1997, ADT shareholders would receive $10.00 in cash plus 0.41322 of a share of Western common stock for each Common Share pursuant to the Western Offer. The precise formula for determining the number of shares of Western common stock to be exchanged for each Common Share pursuant to the Western Offer was not set forth in the March 3rd Press Release. However, the press release did state that ADT shareholders would not receive more than 0.42017 of a share of Western common stock for each Common Share.

      On March 3, 1997, the ADT board met again with its legal and financial advisors and unanimously concluded that the Western Offer, as amended by the March 3rd Press Release, was inadequate and not in the best interests of ADT shareholders. The board recommended that ADT shareholders vote against the Western Proposals and that shareholders not tender their Common Shares if Western formally commenced the Western Offer. ADT filed a Schedule 14D-9 setting forth the material factors that the ADT board considered in reaching its conclusion and is soliciting proxies in opposition to the Western Proposals.

      On March 17, 1997, Western commenced the Western Offer and stated that it had mailed a prospectus for the Western Offer and a proxy statement for the Western Proposals to holders of the Common Shares. On the same day, Tyco and ADT announced the Merger.

      The Western Offer is conditioned upon, among other things, a judgment declaring the Warrant (as hereinafter defined) invalid or expiring unexercised. See "Certain Litigation Against the Company" below.

      On March 28, 1997, the ADT board resolved, by unanimous written consent, to extend the Distribution Date (as defined in the ADT Shareholders Rights
Plan) for the Rights until August 15, 1997 or such earlier date as may be determined by the ADT board.

      Additional information concerning the Western Offer is contained in the Western Proxy Statement, which is incorporated herein by reference.


Shareholders Rights Plan

      On November 4, 1996, the ADT board declared a distribution of one Series A First Preference Share purchase right (a "Right") for each Common Share outstanding on November 15, 1996. Each Right will entitle the holder to purchase from the Company shares of a new series of First Preference Shares at an initial purchase price of $90 (per one-hundredth of a share). The rights will become exercisable and will detach from the Common Shares a specified period of time after any person has become the beneficial owner of 15% or more of the Common Shares or has commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the Common Shares. The rights will not become exercisable on account of any person being the beneficial owner of 15% or more of the Common Shares as at November 4, 1996 at 5 p.m., Eastern Standard Time, but will become exercisable if such person increases his beneficial ownership after this time.

      If any person becomes the beneficial owner of 15% or more of the Common Shares, or if any person who is already the beneficial owner of 15% or more of the Common Shares increases his beneficial ownership, each Right will entitle the holder, other than the acquiring person, to purchase, for the rights purchase price, Common Shares having a market value of twice the rights purchase price. Since Western beneficially owned more than 15% of the Common Shares outstanding on November 4, 1996, the acquisition by Western of any additional Common Shares pursuant to the Western Offer or otherwise would cause the Rights to be triggered unless the Rights were previously redeemed.

      In order to implement the ADT board's original intentions in adopting the ADT Shareholders Rights Plan, on March 2, 1997, the ADT board resolved to effect certain changes to the ADT Shareholders Rights Plan as set forth in the First Amendment to the Rights Agreement, dated as of March 3, 1997 (the "Rights Plan Amendment"). The Rights Plan Amendment limits the ability to redeem or revoke the rights issued under the ADT Shareholders Rights Plan (the "Rights") by, among other things, (i) amending the definition of a continuing director on the ADT board ("Continuing Director") to exclude persons elected to the ADT board as a result of a proxy solicitation or similar shareholder initiative if any participant in such initiative has stated (or a majority of the ADT board has determined in good faith) that such participant (or its affiliates or associates) intends to take, or may consider taking, any action that would result in (a) that person becoming a person (other than ADT or any employee benefit plan of ADT) that has acquired beneficial ownership of 15% or more of the Common Shares issued and outstanding (or, in the case of any person that beneficially owned more than 15% of the Common Shares on November 4, 1996, that person's acquiring more than such person owned as of such date) or (b) a merger, consolidation or sale of a majority of the assets or voting power of ADT which causes the rights to be triggered and (ii) expanding the circumstances in which supplements, deletions or amendments to the ADT Shareholders Rights Plan must be approved by a majority of Continuing Directors. If the Western Proposals were adopted so that the only members of the ADT board were the Western nominees, there would be no Continuing Directors on the ADT board. As a result of the Rights Plan Amendment, the Western nominees would be unable to amend the ADT Shareholders Rights Plan or redeem the Rights, which would adversely affect the ability of Western to complete the Western Offer.

Certain Litigation Against the Company

      On December 18, 1996, Western, through an affiliate, commenced litigation against the Company, the directors of the Company and Republic in the U.S. District Court for the Southern District of Florida. Western's complaint, as amended and modified by subsequent filings, alleges that the Company and its directors breached their fiduciary duties to Western and the Company's other shareholders (i) by issuing the Warrant (as hereinafter defined) to Republic in connection with the proposed merger transaction with Republic, (ii) by adopting the ADT Shareholders Rights Plan, (iii) by holding Common Shares in one of the Company's subsidiaries with the intention of voting those shares as needed to entrench existing management and (iv) by setting a July 8, 1997 date for a meeting of the Company's shareholders to consider the Western Proposals. The complaint also alleges, among other things, that the Company and its directors interfered with Western's voting rights. Western seeks various injunctive remedies, including (i) a declaration voiding the Warrant, (ii) an order compelling the Company to hold the shareholders meeting on or before March 20, 1997, (iii) judicial nullification of the Rights Plan Amendment and (iv) a rescission of actions by ADT if it can be shown that a subsidiary of ADT cast decisive votes as a shareholder with respect to those actions. The Company and its directors believe that Western's allegations are without merit and intend to vigorously defend against them.

      Western is also seeking a preliminary injunction (i) preventing Republic from selling or transferring any of the Common Shares it acquired upon exercise of the Warrant and (ii) preventing the Chairman of ADT from exercising the proxy on such shares granted by Republic pursuant to the terms of the Warrant. The Company and its directors have filed papers in opposition to this motion.

      On December 26, 1996, Charles Gachot filed a complaint in the Circuit Court for the Fifteenth Judicial Circuit in Palm Beach County, Florida (the "Florida Circuit Court") against the Company, certain of its directors, Western and an affiliate of Western. The complaint was brought on behalf of a class of all shareholders of the Company and alleges that Western has breached its fiduciary duties to the Company's shareholders by offering an inadequate price for the outstanding Common Shares. The complaint seeks to enjoin Western from acquiring the outstanding Common Shares. The complaint also alleges that the Company and its directors have refused to negotiate with Western and that the Warrant and the ADT Shareholders Rights Plan are improper. The complaint seeks unspecified monetary relief from all defendants. The Company and its directors believe that the allegations in Mr. Gachot's complaint against the Company and its directors are without merit and intend to vigorously defend against them.

      On March 11, 1997, Crandon Capital Partners ("CCP") filed a complaint in the Florida Circuit Court against the Company, certain of its current and former directors and Republic. The complaint was brought by CCP in a derivative capacity on behalf of ADT. The complaint alleges that ADT's directors breached their fiduciary duties and wasted corporate assets in connection with (i) the granting of options to certain officers of ADT in 1996, (ii) the issuance of the Warrant to Republic, (iii) the implementation of the shareholders rights plan and (iv) harassing and attempting to disenfranchise an affiliate of Western. The complaint seeks an unspecified amount of damages and a court order directing ADT's directors to establish a system of internal controls to prevent repetition of the alleged breaches of fiduciary duty and corporate waste. The Company and its directors believe that the allegation in CCP's complaint are without merit and intend to vigorously defend against them.

      Additional information on the litigation is contained in the Tyco Proxy Statement, which is incorporated herein by reference.

Republic Warrant

      On July 1, 1996, ADT entered into an amalgamation agreement with Republic Industries, Inc. ("Republic"), pursuant to which Republic was to acquire ADT (the "Republic Merger"). In connection with the Republic Merger, ADT issued to Republic a share purchase warrant to acquire 15,000,000 Common Shares at $20 per share (the "Warrant"). The termination of the proposed Republic Merger was announced on September 30, 1996, and the Warrant, by its terms, became exercisable for a period of six months.

      On March 21, 1997, ADT and Republic announced that Republic, through its wholly owned subsidiary, Triangle Corporation ("Triangle"), had exercised the Warrant, purchasing 15,000,000 Common Shares for $300 million. The Common Shares issued to Triangle upon exercise of the Warrant represent approximately 9.6% of the enlarged outstanding share capital of ADT. No agreements exist between the Company and Republic restricting the sale or vote of these shares, except that (i) pursuant to the terms of the Warrant, Republic may not sell in excess of 5,000,000 shares (subject to adjustment) to any single entity or affiliates of such entity in one or a series of related transactions and (ii) Republic has granted to the Chairman of the Company an irrevocable proxy to vote, with respect to any matter to be voted upon by ADT's shareholders, the 15,000,000 Common Shares issued under the Warrant. The proxy expires as to any such Common Shares on the earlier of (i) September 27, 1998 and (ii) the date such shares are no longer held by Republic or any of its affiliates or nominees. Mr. Michael A. Ashcroft, in his capacity as Chairman, will vote the 15,000,000 Common Shares as directed by the ADT board. See "Certain Litigation Against the Company" above.

      As provided in the Warrant, following the effective date of this Registration Statement, subject to the Company's right to suspend the use of the registration statement for a reasonable period of up to 75 days if the Chairman of the Company determines that such registration or distribution would be materially detrimental to the Company or because the Company possesses material non-public information the disclosure of which would be materially detrimental to the Company, the Company is required to maintain the effectiveness of the Registration Statement for 120 days.


                             SELLING SHAREHOLDERS

      The following table shows (i) the name of each Selling Shareholder, (ii) the number of Common Shares beneficially owned by such Selling Shareholder prior to the offering, (iii) the number of Common Shares to be sold pursuant to this Prospectus and (iv) the number of shares beneficially owned after the offering:

                                                         Number of Common Shares
                                        ----------------------------------------------------------------
                                        Owned Prior to
      Name                                 Offering            Offered          Owned after the Offering
      ----                              --------------         -------          ------------------------

Republic Industries, Inc.               15,000,000 (1)      15,000,000                     --
Mourant & Co. Trustees                      86,698 (2)          86,698                     --
Limited

----------------
(1) Represents shares issued upon exercise of the Warrant. See "Recent Developments--Republic Warrant."
(2) Represents shares held in trust for the benefit of an employees' share ownership plan ("ESOP") of Automated Security (Holdings)
      PLC. The ESOP received shares of ADT in exchange for shares of Automated Security (Holdings) PLC in connection with ADT's acquisition of Automated Security (Holdings) PLC.


                                USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the Shares.

                             PLAN OF DISTRIBUTION

      The Company has been advised by each of the Selling Shareholders that they intend to sell all or a portion of the Shares that they own or are entitled to receive upon exercise of the Warrant, as the case may be, on the New York Stock Exchange or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. Alternatively, from time to time a Selling Shareholder may offer Shares through brokers, dealers or agents, who may receive compensation in the form of concessions or commissions from any such Selling Shareholders, agents and/or the purchasers for whom they may act as agent or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such Shares to the public at varying prices to be determined by such broker-dealer at the time of resale. The Shares may be sold in connection with equity swap, put or call, margin and similar transactions entered into by a Selling Shareholder, including sales by or at the direction of the counterparty to any such transactions. If necessary, a supplemental Prospectus will describe the method of sale in greater detail. In addition, any of the Shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

      The Selling Shareholders and any such brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits on the sale of Shares by them and any associated discounts, commissions or concessions that are received may be deemed to be underwriting compensation under the Securities Act. To the extent a Selling Shareholder may be deemed to be an underwriter, he or it may be subject to certain statutory liabilities under the Securities Act, including but not limited to Sections 11 and 12 of the Securities Act.

      Shares may be sold from time to time in transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. If applicable, such prices will be determined by agreement between the Selling Shareholders and any such dealers. The Selling Shareholders may, from time to time, authorize dealers, acting as the Selling Shareholders' respective agents, to solicit offers to purchase Shares upon the terms and conditions set forth in any supplemental Prospectus.

      The Selling Shareholders and any other person participating in a sale or distribution of Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Rules 101 and 102 of Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders and any other such person.

      All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by a Selling Shareholder will be borne by such Selling Shareholder.

      In order to comply with securities laws in certain jurisdictions, the Shares offered hereby will be offered or sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

      There can be no assurance that the Selling Shareholders will sell any or all of the Shares offered by them hereunder.

      The Company has agreed to indemnify the Selling Shareholders against certain civil liabilities, including certain liabilities under the Securities Act, in connection with the sale of the Shares.


                                    EXPERTS

      The consolidated financial statements of the Company included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1996 have been audited by Coopers & Lybrand, independent accountants, as stated in their report dated March 26, 1997 and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

      Any consolidated financial statements hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be incorporated herein by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.


                                 LEGAL MATTERS

      The validity of the Shares offered hereby will be passed upon for the Company by Appleby, Spurling & Kempe, Hamilton, Bermuda.

      John D. Campbell, the Secretary of ADT, is also a member of the law firm of Appleby, Spurling & Kempe, legal counsel for ADT in Bermuda, which has rendered an opinion in connection with the offering of the Shares.


                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 15.  Indemnification of Directors and Officers.

      Section 103 of the Bye-Laws of ADT provides, in part, that ADT shall indemnify its directors and officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under The Companies Act 1981 (as amended) of Bermuda. Section 98 of The Companies Act 1981 (as amended) prohibits such indemnification against any liability arising out of the fraud or dishonesty of the director or officer. However, such section permits ADT to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

      The Company maintains liability insurance covering its directors and officers and those of its subsidiaries.

      Pursuant to the terms of the Warrant, the Company has agreed to indemnify certain of the Selling Shareholders against certain civil liabilities, including certain liabilities under the Securities Act, in connection with the sale of the Shares.


Item 16. List of Exhibits and Exhibit Index

Exhibit 4.1- Memorandum of Association (as altered) of the Company, filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, is incorporated by reference herein.

Exhibit 4.2- Bye-laws, as amended, of the Company, filed as an exhibit to the
             Company's Annual Report on Form 10-K for the year ended December 31, 1992, is incorporated by reference herein.

Exhibit 4.3- Rights Agreement dated as of November 6, 1996, as amended as of
             March 3, 1997, between ADT Limited and Citibank, N.A. as Rights Agent (including Exhibit A as a supplement to the Bye-laws of the Company), filed as exhibits to the Company's Schedule 14D-9 on March 3, 1997, is incorporated by reference herein.

Exhibit 5.1-Opinion of Appleby, Spurling & Kempe as to legality of Shares offered.

Exhibit 10.1- Common Share Purchase Warrant dated as of July 1, 1996, as amended on September 27, 1996, filed as exhibits to the Company's Forms 8-K on July 10, 1996 and September 30, 1996, is incorporated by reference herein.

Exhibit 23.1- Consent of Coopers & Lybrand, Independent Accountants, filed as an exhibit to the Company's Form 10-K for the year ended December 31, 1996, is incorporated by reference herein.

Exhibit 23.2-Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1).

Exhibit 24.1*-Power of Attorney.

      * Previously filed as an Exhibit to this Registration Statement.


Item 17.Undertakings.  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, on the 11th day of April, 1997.


                           ADT LIMITED



                           By   /s/  Stephen J. Ruzika
                                ------------------------------
                                Stephen J. Ruzika
                                Director and Executive
                                Vice President


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as Directors and Officers of ADT Limited and on the date indicated.

                    Signature                                       Title                   Date
-----------------------------------------------------    -------------------------------    ---------------------

                  *
-----------------------------------------------------    Chairman of the Board and            April 11, 1997
       Michael A. Ashcroft                               Chief Executive Officer
                                                         (Principal Executive Officer)

 /s/  Stephen J. Ruzika
-----------------------------------------------------    Chief Financial Officer,             April 11, 1997
     Stephen J. Ruzika                                   Executive Vice President and
                                                         Director (Principal Financial
                                                         Officer and Principal
                                                         Accounting Officer)

                  *
-----------------------------------------------------    Director                             April 11, 1997
    John E. Danneberg

                  *
-----------------------------------------------------    Director                             April 11, 1997
    Alan B. Henderson

                  *
-----------------------------------------------------    Director                             April 11, 1997
    James S. Pasman, Jr.

                  *
-----------------------------------------------------    Director                             April 11, 1997
    W. Peter Slusser

                  *
-----------------------------------------------------    Director                             April 11, 1997
    William W. Stinson

                  *
-----------------------------------------------------    Director                             April 11, 1997
    Raymond S. Troubh

      * By Stephen J. Ruzika, as Attorney-in-fact.



                                                           File No: 333-21425
=============================================================================





                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D. C. 20549


                              ______________


                                 EXHIBITS

                                    to

                                 FORM S-3


          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933






                                ADT Limited
          (Exact name of Registrant as specified in its charter)


=============================================================================





                               LIST OF EXHIBITS


Exhibit 4.1- Memorandum of Association (as altered) of the Company, filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, is incorporated by reference herein.

Exhibit 4.2- Bye-laws, as amended, of the Company, filed as an exhibit to the
             Company's Annual Report on Form 10-K for the year ended December 31, 1992, is incorporated by reference herein.

Exhibit 4.3- Rights Agreement dated as of November 6, 1996, as amended as of
             March 3, 1997, between ADT Limited and Citibank, N.A. as Rights Agent (including Exhibit A as a supplement to the Bye-laws of the Company), filed as exhibits to the Company's Schedule 14D-9 on March 3, 1997, is incorporated by reference herein.

Exhibit 5.1- Opinion of Appleby, Spurling & Kempe as to legality of Shares offered.

Exhibit 10.1- Common Share Purchase Warrant dated as of July 1, 1996, as amended on September 27, 1996, filed as exhibits to the Company's Forms 8-K on July 10, 1996 and September 30, 1996, is incorporated by reference herein.

Exhibit 23.1 - Consent of Coopers & Lybrand, Independent Accountants, is
               incorporated by reference herein.
 .
Exhibit 23.2-Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1).

Exhibit 24.1*-Power of Attorney.

      * Previously filed as an Exhibit to this Registration Statement.